Exhibit 99.1

Press Release

For further information:

Jeffrey R. Luber
SVP, Chief Financial Officer and General Counsel
EXACT Sciences Corporation
P: (508) 683-1211
E: jluber@exactsciences.com

EXACT SCIENCES ANNOUNCES THIRD QUARTER 2006 RESULTS

Marlborough, MA - (October 23, 2006) - EXACT Sciences Corporation (NASDAQ: EXAS) announced today its financial results for the third quarter ended September 30, 2006.

Net loss for the quarter ended September 30, 2006 totaled $3.1 million, or $0.12 per share, compared to a net loss of $3.3 million, or $0.13 per share, for the same quarter last year.  The decrease in net loss from the comparable quarter last year was primarily the result of Effipure™ write-offs of $0.3 million recorded in the quarter ended September 30, 2005 in connection with excess inventory levels.

For the quarter ended September 30, 2006, total revenues of $1.2 million were equal to the total revenues for the quarter ended September 30, 2005.  These revenues primarily reflect the amortization of up-front license fee payments from Laboratory Corporation of America® Holdings (LabCorp®) and, to a lesser extent, royalties on LabCorp’s sales of PreGen-Plus™ (LabCorp’s colon cancer testing service) and sales of Effipure units to LabCorp.

Total operating expenses were $4.5 million in the quarter ended September 30, 2006, including $0.7 million of non-cash stock-based compensation, as compared to $4.4 million in the same quarter of 2005, which included a $0.1 million non-cash stock-based compensation credit.  The increase in non-cash stock-based compensation of $0.8 million was due primarily to the Company’s adoption of SFAS No. 123(R) on January 1, 2006. The impact from the adoption of SFAS No. 123(R) on total operating expenses was partially offset by lower sales and marketing and research and development spending in the quarter ended September 30, 2006 as compared to the same quarter of 2005.

For the quarter ended September 30, 2006, 802 PreGen-Plus tests were accessioned by LabCorp, compared to 954 and 1,069 for the quarters ended September 30, 2005 and June 30, 2006, respectively.  As of September 30, 2006, the Company had approximately $24.4 million in cash, cash equivalents and marketable securities.

As previously announced, the Company initiated a plan to reduce its cost structure by eliminating 21 positions across all departments, effective October 20, 2006.  Estimated restructuring charges of approximately $700,000 will be recorded in the fourth quarter of 2006 in connection with one-time employee termination benefits, including severance, outplacement and other fringe benefits.  All of the charges will result in future cash expenditures.  Additionally, the Company is currently reviewing its facility needs and may record additional restructuring charges related to potential facility consolidations.

Third Quarter 2006 Conference Call

EXACT Sciences will host a conference call to discuss its third quarter 2006 financial and operating results, its business outlook and the topics outlined below on Tuesday, October 24, 2006 at 8:30 a.m. ET.  A live web cast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the web cast are open to all interested parties.  An archived version of the web cast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

The following will be among the topics discussed on the Company’s conference call on October 24, 2006 at 8:30 a.m. ET:

•                  Third quarter 2006 financial and operating results;

•                  The Company’s recent restructuring;

•                  A colorectal cancer screening guidelines update; and

•                  The status of the Medicare application for stool-based DNA colon cancer screening.

Information for the call is as follows:

Domestic callers:  866-831-6224
International callers:  617-213-8853
Participant Passcode:  36770327

The conference call replay information is as follows:

Domestic callers:  888-286-8010
International callers:  617-801-6888
Participant Passcode:  56284683

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies have been licensed to Laboratory Corporation of America Holdings (LabCorp) for a stool-based DNA screening assay for colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus(TM) has not been approved or cleared by the Food & Drug Administration.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, its restructuring charges and plans.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding the risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC.

(tables follow)

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Statements of Operation Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share data	2006	2005	2006	2005
Revenue:
Product royalty fees	$40	$51	$162	$165
License fees	1,091	1,111	3,273	2,737
Product	24	33	135	163
	1,155	1,195	3,570	3,065
Gross profit (loss):
Product royalty fees	37	49	151	156
License fees	1,091	1,111	3,273	2,737
Product	(75)	(297)	(637)	(340)
	1,053	863	2,787	2,553

Operating Expenses:
Research and development (1)	1,705	1,907	5,583	6,143
Sales and marketing (1)	1,051	1,181	3,809	4,457
General and administrative (1)	1,700	1,354	4,838	3,949
Restructuring	—	—	—	626
	4,456	4,442	14,230	15,175

Loss from operations	(3,403)	(3,579)	(11,443)	(12,622)

Interest income	320	290	951	797

Net loss	$(3,083)	$(3,289)	$(10,492)	$(11,825)

Net loss per share - basic and diluted	$(0.12)	$(0.13)	$(0.40)	$(0.45)

Weighted average common shares outstanding - basic and diluted	26,562	26,291	26,448	26,248

(1) Non-cash stock-based compensation expense included in these amounts are as follows:

Research and development	$82	$(30)	$452	$50
Sales and marketing	258	(10)	962	48
General and administrative	329	(41)	1,031	176
Total	$669	$(81)	$2,445	$274

EXACT SCIENCES CORPORATION
Condensed Unaudited Balance Sheet Data
(In thousands)

	September 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$7,991	$13,007
Short-term investments	16,384	21,112
Prepaid expenses	517	1,158
Property and equipment, net	841	1,149
Patent costs, net and other assets	839	1,419
Total assets	$26,572	$37,845

Liabilities and stockholders’ equity
Total current liabilities	$6,086	$6,316
Deferred licensing fees, less current portion	3,636	6,908
Total stockholders’ equity	16,850	24,621
Total liabilities and stockholders’ equity	$26,572	$37,845

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and the Company’s subsequent reports on Form 10-Q.

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